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                                                                     EXHIBIT 8.1


                   [PILLSBURY MADISON & SUTRO LLP LETTERHEAD]





                                        January 6, 1997



Foundation Health Corporation
3400 Data Drive
Rancho Cordova, CA 95670

Ladies and Gentlemen:

       This opinion is being delivered to you in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") through which Health Systems International, Inc. ("HSI"), a Delaware corporation, is registering under the Securities Act of 1933, as amended, shares of its class A common stock, and in which is described the proposed (i) plan of reorganization that would result in the merger (the "Merger") of FH Acquisition Corp. ("Acquisition"), a Delaware corporation and a wholly owned subsidiary of HSI, with and into Foundation Health Corporation, a Delaware corporation ("FHC"), and (ii) subsequent change by HSI of its name to Foundation Health Systems, Inc. The proposed plan (the "Plan") is set forth in the Agreement and Plan of Merger (the "Merger Agreement") dated October 1, 1996, among HSI, Acquisition and FHC. We understand, and the opinions rendered herein assume, that the facts surrounding the Merger are and will be as follows.

       FHC is an integrated managed care organization which, through its health maintenance organization ("HMO"), insured preferred provider organization ("PPO") and government contracts subsidiaries, provides group, individual, Medicare, Medicaid and CHAMPUS coverage for more than three million individuals. In addition, FHC's subsidiaries offer managed healthcare products related to workers' compensation, behavioral health, dental, vision and prescription drugs and administrative services for medical groups and self-funded benefit programs. The authorized capital stock of FHC consists of 100 million shares of common stock ("FHC Common Stock") and one million shares of preferred stock. As of August 31, 1996 there were issued and outstanding 58,960,724 shares of FHC Common Stock and no shares of FHC preferred stock. As of that date there were also outstanding options to acquire 3,754,665 shares of FHC Common Stock ("FHC Options"). FHC Common Stock is traded on the New York Stock Exchange ("NYSE"). Each share of FHC Common Stock carries with it a right (an "FHC Right") to acquire additional
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FHC stock at a price which was at the time the FHC Rights were created and remains substantially in excess of the fair market value of that FHC stock.

       HSI is one of the largest managed healthcare organizations in the United States. It serves more than 1.9 million members in California, Colorado, Connecticut, Idaho, New Jersey, New Mexico, Pennsylvania, Oregon and Washington. HSI owns an HMO subsidiary which is the second largest provider of managed healthcare services in California with over 1.3 million members. HSI also owns a PPO network providing access to more than 4.6 million individuals in 38 states, coordinates managed healthcare products for multiregion employers and owns two health and life insurance companies licensed to sell insurance in 33 states and the District of Columbia. The authorized capital stock of HSI consists of 135 million shares of class A common stock ("New FHS Common Stock"), 30 million shares of class B common stock and 10 million shares of preferred stock. Each share of New FHS Common Stock entitles its holder to one vote on all matters submitted to stockholders; except in limited circumstances the class B common stock is nonvoting stock. As of September 27, 1996, there were issued and outstanding 29,091,964 shares of New FHS Common Stock, 19,297,642 shares of Class B common stock and no shares of HSI preferred stock. In addition, as of that date there were outstanding options to purchase 2,235,564 shares of New FHS Common Stock. New FHS Common Stock is traded on the NYSE. Each share of New FHS Common Stock carries with it a right (a "New FHS Right") to acquire additional HSI stock at a price which was at the time the New FHS Rights were created and remains substantially in excess of the fair market value of that HSI stock.

       The authorized capital stock of Acquisition consists of 1,000 shares of common stock, all of which are issued and outstanding and owned by HSI.

       The managements of FHC and HSI have determined that the proposed Merger will be in the best interests of their companies and stockholders. The Merger will provide each of the companies with economies of scale needed to lower costs and to compete more effectively in the managed healthcare industry. The Merger will also create an entity with enhanced geographic diversity, which FHC and HSI management each believes should improve the combined companies' position with customers seeking healthcare providers with broad national networks. FHC and HSI have complimentary product offerings and membership composition. FHC and HSI management each believes that their respective HMO businesses in California and the West will enhance the other's operations and that HSI's medical management expertise will improve the performance of commercial HMO services in markets in which FHC has government contracts. FHC and HSI management
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each also believes that the Merger offers the potential to achieve significant operational cost savings and efficiencies for the combined company.

       Under the Plan, Acquisition will merge with and into FHC in accordance with Delaware law. Upon the effectiveness of the Merger (the "Effective Time"), the following will occur:

              1. FHC will be the surviving corporation, and the separate existence of Acquisition will cease.

              2. Each issued and outstanding share of capital stock of Acquisition will be converted into one share of common stock of FHC, the corporation surviving the Merger.

              3. Each share of FHC Common Stock which is outstanding immediately prior to the Merger will be converted into 1.3 shares of New FHS Common Stock (the "Exchange Ratio").

              4. No fractional shares will be issued to holders of FHC Common Stock; each holder of FHC Common Stock otherwise entitled to a fractional interest in a share of New FHS Common Stock will receive an amount of cash equal to the product obtained by multiplying the average trading price of New FHS Common Stock on the NYSE for the three trading days immediately preceding the Effective Time by the fractional share interest to which such holder would otherwise be entitled.

              5. Under Delaware law, no holder of shares of FHC Common Stock will be entitled to exercise dissenters' rights with respect to the Merger.

              6. Each FHC Option which has not been exercised by its holder prior to the Merger will be converted into an option to acquire, at a price per share equal to the exercise price specified in such option divided by the Exchange Ratio (with the resulting exercise price rounded up to the nearest whole cent), that number of shares of New FHS Common Stock equal to the product of the number of shares of FHC Common Stock formerly subject to the option and the Exchange Ratio (with the resulting number of shares rounded down to the nearest whole share).
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              7.     Following the Merger, HSI will change its name to
       Foundation Health Systems, Inc.

       With respect to the proposed Merger, we understand and assume the following:

              (a) The fair market value of the New FHS Common Stock to be received by the FHC stockholders in the Merger will be approximately equal to the fair market value of the shares of FHC Common Stock surrendered in exchange therefor.

              (b) To the best knowledge of FHC management there is no plan or intention on the part of those FHC stockholders who individually own less than five percent of the outstanding FHC Common Stock to sell, exchange or otherwise dispose of a number of shares of New FHS Common Stock received in the Merger (even assuming that each FHC stockholder who individually owns five percent or more of the outstanding FHC Common Stock has a plan or intent to dispose of all New FHS Common Stock received by that stockholder in the Merger) that would reduce the number of shares of New FHS Common Stock owned by all former FHC stockholders to a number of shares of New FHS Common Stock having, in the aggregate, a value as of the Effective Time of less than 50 percent of the value of all of the formerly outstanding shares of FHC Common Stock as of the Effective Time. For purposes of this assumption, (i) shares of FHC Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of New FHS Common Stock will be treated as outstanding shares of FHC Common Stock at the Effective Time and (ii) shares of FHC Common Stock and shares of New FHS Common Stock held by FHC stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be similarly considered.

              (c) Following the Merger, FHC will hold at least 90 percent of the fair market value of its net assets and of the net assets of Acquisition immediately prior to the Merger, and at least 70 percent of the fair market value of its gross assets and of the gross assets of Acquisition immediately prior to the Merger. For purposes of this assumption, amounts paid by FHC or Acquisition to FHC stockholders who receive cash or other property, amounts used by FHC or Acquisition to pay reorganization expenses, and all redemptions and
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       distributions (except for regular, normal dividends) made by FHC will be included as assets of FHC or Acquisition, respectively, held immediately prior to the Merger.

              (d) HSI has no plan or intention to redeem or otherwise reacquire any of the shares of New FHS Common Stock issued in the Merger.

              (e) Prior to the Merger, HSI will be in control of Acquisition within the meaning of section 368(c) of the Internal Revenue Code (the "Code").

              (f) FHC has no plan or intention to issue, nor does HSI have any plan or intention to cause FHC to issue additional shares of FHC stock that would result in HSI losing control of FHC within the meaning of section 368(c) of the Code.

              (g)    HSI has no plan or intention to liquidate FHC, to merge
       FHC with or into another corporation, to sell or otherwise dispose of the stock of FHC or to cause FHC to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquisition, except for dispositions made in the ordinary course of business; transfers described in section 368(a)(2)(C) of the Code; and dispositions of certain assets for their respective fair market values, all of the proceeds of which will be retained by FHC for use in the ordinary course of its business.

              (h) Following the Merger, FHC will continue its historic business or use a significant portion of its historic business assets in a business.

              (i) HSI, Acquisition, FHC and the FHC stockholders will pay their respective expenses, if any, incurred in connection with the Merger.

              (j) There is no intercorporate indebtedness existing between HSI and FHC or between Acquisition and FHC that was issued or acquired or will be settled at a discount.

              (k) In the Merger, FHC stockholders will exchange shares of FHC stock representing control of FHC within the meaning of section 368(c) of the Code solely for shares of New FHS Common Stock. For purposes of this assumption, any shares of FHC stock exchanged for
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       cash or other property originating with HSI will be treated as outstanding FHC stock on the date of the Merger.

              (l) At the Effective Time, FHC will not have outstanding any warrants, options, convertible securities or other types of rights pursuant to which any person could acquire stock of FHC that, if exercised or converted, would affect HSI's acquisition or retention of control of FHC.

              (m) No two parties to the Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

              (n) At the Effective Time, the fair market value of the assets of FHC will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

              (o) FHC is not under the jurisdiction of a court in a "title 11 or similar case" within the meaning of section 368(a)(3)(A) of the Code.

              (p) None of the shares of New FHS Common Stock received by stockholder-employees of FHC will be separate consideration for or allocable to past or future services or any employment agreement. None of the compensation received by FHC stockholder-employees will be separate consideration for or allocable to shares of FHC Common Stock surrendered in the Merger and the compensation paid to stockholder-employees will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

              (q) Acquisition is a newly formed corporation which has conducted no business activities and was created solely for the purpose of facilitating the acquisition of FHC. Acquisition will have no liabilities assumed by FHC, and will not transfer to FHC in the Merger any assets subject to liabilities.

              (r)    The payment of cash in lieu of fractional shares of New
       FHS Common Stock is solely for the purpose of avoiding the expense and inconvenience to HSI of issuing fractional shares of New FHS Common
       Stock and does not represent separately bargained-for consideration.
       The total cash consideration that will be paid in the transaction to FHC stockholders instead of issuing fractional shares of New FHS Common
       Stock will not exceed one percent of the total
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       consideration that will be issued in the transaction to FHC stockholders in exchange for their shares of FHC Common Stock. The fractional shares of New FHS Common Stock of each FHC stockholder will be aggregated, and no FHC stockholder will receive cash in an amount equal to or greater than the value of one full share of New FHS Common Stock.

              (s) None of HSI, Acquisition or any other direct or indirect subsidiary of HSI beneficially owns, or has owned within the past five years, (i) any options or warrants to acquire FHC stock, (ii) more than 1,000 shares of FHC stock or (iii) any securities convertible into FHC stock.

       Based solely on the information, understandings and assumptions and subject to the limitations contained herein, we are of the opinion that the Merger will constitute a reorganization within the meaning of Internal Revenue Code section 368(a)(1). Accordingly, and again based solely on the information, understandings and assumptions and subject to the limitations contained herein, we are further of the opinion that, for federal income tax purposes:

              (i) no gain or loss will be recognized by HSI, FHC or Acquisition as a result of the formation of Acquisition or the Merger;

              (ii) no gain or loss will be recognized as a result of the Merger by holders of HSI common stock or by holders of unexercised options to acquire HSI common stock;

              (iii) no gain or loss will be recognized by holders of FHC Common Stock who exchange their FHC Common Stock for New FHS Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares;

              (iv) the aggregate tax basis of New FHS Common Stock received as a result of the Merger will be the same as the stockholder's aggregate tax basis in the FHC Common Stock surrendered in the exchange (reduced by any basis allocable to fractional shares for which cash is received);

              (v) the holding period of New FHS Common Stock received in exchange for FHC Common Stock in the Merger will include the holding period of such FHC Common Stock, provided the shares of
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       FHC Common Stock are capital assets in the hands of the holder thereof at the Effective Time;

              (vi) a holder of FHC Common Stock receiving cash in the Merger in lieu of a fractional interest in New FHS Common Stock will be treated as if such holder actually received such fractional share interest which was subsequently redeemed by HSI, resulting in the recognition of gain or loss (capital gain or loss if the FHC Common Stock giving rise to such fractional interest is held as a capital asset within the meaning of Section 1221 of the Code, and in that event, long term capital gain or loss if such FHC Common Stock has been held for more than one year at the Effective Time), measured by the difference between the amount of cash received and the basis of the FHC Common Stock allocable to such fractional interest;

              (vii) no gain or loss will be recognized by a holder of an unexercised FHC Option solely as a result of the conversion of the FHC Options into options to purchase shares of New FHS Common Stock provided that, as to any such FHC Option that is not an incentive stock option within the meaning of section 422(b) of the Code (an "ISO"), such FHC Option (a) was issued in connection with the performance of services and
       (b) did not when issued and does not at the Effective Time have a readily ascertainable fair market value (within the meaning of Income Tax Regulations section 1.83-7(b)); and

              (viii) to the extent any such unexercised FHC Option is an ISO prior to the Merger, such FHC Option will remain an ISO after its conversion into an option to purchase shares of New FHS Common Stock.

       The opinion expressed herein is based upon laws, judicial decisions and administrative regulations, rulings and practice, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. New developments in any such administrative matters, court decisions, legislative changes, or changes in the facts, assumptions or other information upon which our opinion is based may have an adverse effect on the legal or tax consequences described herein, and we do not accept any responsibility for updating or revising our opinion in consequence of any such
new development or changes.   No opinion is expressed about the federal tax
treatment of the proposed Merger under other provisions of the Internal Revenue Code, about the federal income tax treatment of any conditions existing at the time of, or effects resulting from, the proposed Merger
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that are not specifically covered by the above opinion, nor about tax effects of the proposed Merger other than the federal income tax treatment thereof. In particular, but not by way of limitation, we express no opinion regarding the tax consequences of the proposed Merger (including the opinions set forth above) as applied to specific stockholders or securityholders of FHC or that may be relevant to particular classes of stockholders or securityholders.

       This opinion is intended solely for the purpose of including this opinion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose by any other person or entity, other than FHC and its stockholders, and may not be made available to any other person or entity without our written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.


                                           Very truly yours,


                                           /s/ PILLSBURY MADISON & SUTRO LLP